Exhibit 99.1

For further information, please contact:
John LaBoskey, Senior Vice President/CFO
BEI Technologies, Inc. • 415/956-4477
www.bei-tech.com

BEI TECHNOLOGIES REPORTS FISCAL 2004
FIRST QUARTER RESULTS; RECORD REVENUE LEVELS

     SAN FRANCISCO, CA, January 29, 2004 – BEI Technologies, Inc. (Nasdaq: BEIQ) reported that for the fiscal 2004 first quarter ended January 3, 2004, earnings were $2,003,000 or $0.14 per share, compared with $2,973,000, or $0.21 per share, in the fiscal 2003 first quarter. Prior year first quarter results included $0.24 in earnings from a net settlement of litigation with the Army in the net amount of $5.4 million. Net sales for the quarter increased to a record $68.8 million compared with $47.1 million in the 2003 first quarter, according to Charles Crocker, chairman and chief executive officer.

Automotive sales increased to $42.6 million compared with $24.0 million in the same quarter last year primarily as a result of the launch of new platforms for GyroChip® sensors. Government sales increased to $7.3 million from $5.5 million in the same period last year due to higher space and military optical encoders. Sales of core industrial sensors and component products, including optical encoders, motors and actuators, increased in comparison with the prior year’s first quarter to $18.9 million from $17.5 million due to an improving manufacturing economy, particularly in semiconductor capital equipment.

Crocker commented, “We are pleased that overall corporate bookings are ahead of plan. Automotive GyroChip quantities should increase with both the launch of new platforms and increasing interest in the product in the North American market. In general, we expect to continue to see increases in rate sensor quantities and a continued increase in global demand for electronic stability control (ESC). Although we do not anticipate dramatic growth in our industrial business, the trends currently seem favorable.”

Gross margin for the quarter was 22.0% versus 26.2% for the same quarter last year and reflects a higher proportion of automotive revenue with lower associated margin and scrap issues with two automotive vendors that resulted in increased costs in October. Selling, general and administrative expenses as a percent of sales decreased to 12.1% in the first quarter of fiscal 2004 from 18.3% in the first quarter of fiscal 2003, due primarily to reduced spending on legal proceedings and a higher revenue base. Research and development spending decreased from $4.0 million in the same quarter last year to $3.3 million in the most recent quarter in part due to the reduced silicon development effort and cost transferred to cost of goods sold for prototype billings.

Cash flow for the quarter was negative $3.6 million due to the $7.0 million senior note paydown and a decrease in accruals. We ended the quarter with a cash balance of $5.7 million and a $1.1 million usage on our line of credit. Purchase of property, plant and equipment was $1.9 million.

Crocker concluded, “As part of our continuous cost improvement efforts, the Company has signed an agreement to utilize a larger manufacturing facility in Tijuana, Mexico. We will both transfer from our current Mexico facility and move a larger portion of the manufacturing of both Duncan Electronics and Kimco Magnetics to this facility. This is scheduled for completion by September 2004. We also completed the OpticNet, Inc. tender offer and will review the best of several opportunities for the silicon wafer fabrication facility in Hayward which we have reserved previously.”

About BEI Technologies:

BEI Technologies, Inc. (the “Company” or “Technologies”) is an established manufacturer of electronic sensors, motors, actuators, optical encoders and motion control products used for factory and office automation, medical equipment, military, aviation and space systems. In addition, sales to manufacturers of transportation equipment including automobiles, trucks and off-road equipment have become a significant addition to the Company’s business in recent years. The Company’s micromachined quartz yaw rate sensors are being used in advanced vehicle stability control systems and a significant increase in the production of those sensors had been in progress from the middle of 1998 to fiscal 2003 except for a decrease in production in fiscal 2002 due to increased competition. The Company has transitioned to its next generation of automotive inertial quartz based sensor products, remotely mounted multi-sensor clusters with CAN Bus and a multi-rate sensor package suitable for incorporation into electronic systems modules. The Company also manufactures electronic steering wheel position sensors, seat-memory modules, throttle position sensors, pressure sensors and other devices used in transportation systems. GyroChip and MotionPak are registered trademarks of the Company.

Except for historical information, this news release may be deemed to contain forward-looking statements that involve risks and uncertainties, including statements with respect to future timely development, acceptance and pricing of new products; potential impact of competitive products and their price; the ability to manufacture products in sufficient volume on an efficient and timely basis; general economic conditions as they affect the Company’s customers and strategic partners, as well as other risks detailed from time to time in the Company’s reports to the Securities and Exchange Commission, including the Company’s Form 10-K for fiscal 2003.

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BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	January 3,
	2004	September 27
	(unaudited)	2003 *

ASSETS
Cash and cash equivalents	$5,650	$9,211
Restricted investments	5,573	5,185
Trade receivables, net	36,647	37,271
Inventories, net	24,647	24,190
Other current assets	12,671	12,915

Total current assets	85,188	88,772
Property, plant and equipment, net	37,833	37,123
Acquired technology	324	542
Goodwill	1,612	1,612
Other assets, net	5,546	5,404

	$130,503	$133,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$19,219	$15,680
Accrued expenses and other liabilities	25,665	27,503
Income tax payable	—	689
Current portion of long-term debt	7,181	7,117

Total current liabilities	52,065	50,989
Long-term debt, less current portion	12,193	17,494
Other liabilities	5,511	6,329
Stockholders’ equity	60,734	58,641

	$130,503	$133,453

* based on audited information included on Form 10-K for fiscal year ended September 27, 2003

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share amounts)

	Quarter Ended

	January 3,	December 28,
	2004	2002
	(unaudited)	(unaudited)

Net sales	$68,805	$47,088
Cost of sales	53,658	34,773

	15,147	12,315
Selling, general and administrative expenses	8,328	8,604
Research, development and related expenses	3,260	3,951

Income (loss) from operations	3,559	(240)
Other income (expense)	(10)	5,443
Interest expense	368	522

Income before income taxes	3,181	4,681
Provision for income taxes	1,178	1,708

Net income	$2,003	$2,973

BASIC EARNINGS PER COMMON SHARE
Net income per common share	$0.14	$0.21

Weighted average shares outstanding	14,230	14,098

DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
Net income per common and common equivalent share	$0.14	$0.21

Weighted average shares outstanding	14,517	14,290

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Quarter Ended

	January 3,	December 28,
	2004	2002
	(unaudited)	(unaudited)

Net income	$2,003	$2,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,599	2,591
Other	276	(4,562)

Net cash provided by operating activities	4,878	1,002
Net cash used in investing activities	(2,115)	(2,315)
Net cash used by financing activities	(6,324)	(138)

Net decrease in cash and cash equivalents	(3,561)	(1,451)
Cash and cash equivalents at beginning of period	9,211	4,418

Cash and cash equivalents at end of period	$5,650	$2,967

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